Letter to Shareholders

Dear Fellow Shareholders,

Our Company is best described as a specialty pharmaceutical company. What does that mean? We define the Company as one that combines both proprietary and generic pharmaceuticals and is unique in its ability to service primarily two large markets: ophthalmology and parenteral (injectable) healthcare. These characteristics have allowed the Company to withstand generic price erosion and maintain stable revenues while addressing and overcoming our challenges. Since I joined Akorn over two and one-half years ago, our senior management team and I have dedicated our efforts to resolving our challenges and achieving our main objective — positioning our Company for emerging growth. This was initially a daunting task, but through hard work, strategic planning and relentless execution, our efforts are being rewarded.

     In 2004 we accomplished several important business objectives:

1.	Financial Stability

2.	A Low Cost Business Model

3.	Efficient Sales and Marketing Distribution Channel Strategies

4.	New Business Development Partnerships for Emerging Growth

Arthur S. Przybyl
President & Chief Executive Officer

Financial Stability

Since we recapitalized in October of 2003, we have continued to strengthen the Balance Sheet and improve our cash position. In August 2004, we raised $14 million in the capital markets. This allowed us to retire our bank debt, pay down accounts payable balances, provide us with the capital for new business development ventures and the resources to complete our lyophilization facility. We raised additional capital by selling our equity investment in a Canadian development company, Novadaq, for $2 million. By the end of the year we had over $8 million in cash and credit line access available for our working capital needs. More importantly, our operating earnings improved by $5.9 million on a year to year basis. These efforts were rewarded by Akorn’s listing on the

American Stock Exchange on November 24, 2004, a milestone event considering that a little over a year ago we had debt of $44 million in forbearance with our senior lending group and we were a delisted public company. As final testament to our financial stability, our 2004 financial statements were given an unqualified opinion by our independent registered public accounting firm.

A Low Cost Business Model

We are always looking for ways to improve the Company. One important objective was to develop and maintain a low cost business model, not based on future performance, but one that could be implemented now based on our $50 million revenue base and still remain as the model for our long term business when revenues begin to grow. Using this as our guide, we embarked on a program to improve gross margins by reducing our manufacturing costs and right sizing our business for an ever increasing competitive environment. As a result of our efforts, gross profit dollars improved by 50% on a 12% increase in revenues while gross margins improved by 9% to 36% of 2004 net sales. We anticipate continued gross margin improvement based on additional improvements to the low cost business model. Maximizing cash flow and reducing costs wherever possible will always be an objective for the Company.

Efficient Sales and Marketing Distribution Channel Strategies

An ongoing challenge for a small company is to provide sufficient and broad market coverage, to provide excellent customer service and to capture market share. Akorn is faced with this challenge for two markets, ophthalmic and injectable healthcare. From our roots as an ophthalmic distributor, we have evolved into a manufacturer whose product lines include: antidotes, controlled substances, retina products and ophthalmic therapeutics and diagnostics. We have over-the-counter and prescription products alike with diverse uses in hospitals and physicians’ offices. Our sales and marketing distribution channel strategies allow us to efficiently market our products. Two distinct field and inside sales teams detail our products to retina specialists, establish hospital compliancy with group purchasing organization contracts and sell directly to physicians’ offices. Our National Accounts team contracts with all hospital group purchasing organizations and we have excellent relationships with drug wholesalers including fee for service contracts with McKesson and Cardinal Health. These contracts and their source programs allow us to reach the retail market and service our hospitals. To complement these efforts we use a variety of ophthalmic and healthcare distributors to reach our markets and expand our customer base. These distribution channels can be leveraged for new product introductions in either market: ophthalmology or injectable healthcare. As a percentage of sales, we expect sales and marketing expenses to decrease as a result of new product introductions. In 2004, our revenue growth was 12% and increased in all three core businesses: ophthalmology, injectable and contract manufacturing.

New Business Development Partnerships for Emerging Growth

An integral part of the strategic focus of the Company in 2004 was directed toward new business development partnerships. The reasons for this included: our inability to generate new product approvals in our Decatur manufacturing facility, both of our manufacturing facilities can only generate a limited number of product FDA submissions each year, we do not possess certain types of manufacturing capabilities and many of the Company’s past filings are behind the patent expiration curve. We believe that a diversified, broad based, critical mass approach to our product line development mitigates the risk associated with dedicating too many resources into any one facility or partnership. A synopsis of our six partnerships established in 2004 includes:

               Strides Arcolab Joint Venture (April 2004)

               Akorn and Strides entered into a joint venture to develop, manufacture and market twenty-three ANDAs. The joint venture was capitalized with a $2.5 million initial contribution which will be used to finance the preparation for the filings of the ANDAs by Strides. Products to be developed include injectables, anti-infectives and penicillins.

               FDC Limited (July 2004)

               Akorn entered into a Purchase and Supply Agreement with FDC for eight ophthalmic pharmaceutical products. The Agreement will provide Akorn with an ophthalmic finished dosage form product pipeline for exclusive use in the United States and Canada.

               M.D. Anderson (August 2004)

               Akorn licensed a patent entitled “M-EDTA Pharmaceutical Preparations of Uses Thereof” (the “Invention”) and related technology rights invented by Issam I. Raad and Robert Sheretz. The license grants Akorn the exclusive rights to develop and market the Invention. The Invention is targeted at the prevention of intravascular catheter-related infections and occlusions by maintaining catheter patency.

               Serum Institute of India (October 2004)

               Akorn and Serum Institute of India entered into an exclusive drug development and distribution agreement for oncology and other injectable drug products. Serum will develop and manufacture certain drug products (ANDAs) for Akorn. Akorn will be responsible for all regulatory submissions and will own the ANDAs. Akorn will market and sell the products in the United States and Canada under the Akorn label. Sixteen ANDAs have been slated for development.

               Hameln Pharmaceuticals (October 2004)

               Akorn and Hameln Pharmaceuticals have signed an exclusive License and Supply Agreement for two Orphan Drug NDA’s: Calcium-DTPA and Zinc-DTPA. The two drugs were approved on August 11, 2004 by the U.S. FDA and are indicated as antidotes for the treatment of radioactive poisoning. It is anticipated that the drugs will be stockpiled by the U.S. government in the event of a “dirty bomb” or any potential nuclear threat or accident. Akorn will be responsible for marketing and distributing both drugs in the United States and Canada and the two companies will share revenues 50:50.

               Apotex Corporation (December 2004)

               Akorn and Apotex entered into an agreement for the purchase, supply, and marketing of select ophthalmic pharmaceutical products in the United States health care market. Under the terms of the agreement, Apotex will manufacture ophthalmic products in finished dosage forms for Akorn, who will market these products under the Akorn label.

We will continue to seek new business development partnerships in order to enhance our own internal capabilities and to create a strong portfolio of external business relationships resulting in a further expansion of our product offerings.

Ongoing Challenges
Admittedly, we still have remaining challenges, the two most important are achieving compliance in our Decatur manufacturing facility and the validation of our new lyophilization facility. The Decatur facility remains the subject of an FDA warning letter that impedes our ability to receive new product approvals. The compliance efforts are ongoing and we have engaged the FDA in the process. We have dedicated substantial resources to this project including capital, additional manpower, outside consultants and compliance auditors and will continue to do so until we successfully resolve this matter. Our commitment to quality compliance is first and foremost for the Company and ensures that our products are safe and efficacious for public consumption.

The new lyophilization facility was built with a substantial investment in order to provide a new manufacturing capability: freeze drying. Many drugs are not stable in liquid form and require this type of manufacturing. This manufacturing capability opens new product markets for us and, due to our financial stability, we now have the opportunity to validate this facility. Efforts are ongoing and we expect to achieve validation by the end of 2005.

Board of Directors
Our Board of Directors, the management team and I are all committed to performance with integrity and the highest standards of governance and compliance. My relationship with our Board of Directors is excellent and board decisions are made with unanimity and consensus. We believe this benefits all of our stakeholders. Our job is to focus on increasing shareholder value. We are pleased to report that our common shares increased in value by 82% last year.

On behalf of the Board of Directors, I want to personally thank Mr. Arjun Waney for his efforts. Mr. Waney has been instrumental as a Director, investor, and advisor and helped develop our Indian pharmaceutical partnerships. Mr. Waney will not be standing for re-election as he intensifies his philanthropic pursuits. The Board will miss his guidance and dedication. I personally will miss his passion and mentoring.

Emerging Growth
2004 was an exciting year for Akorn but we believe it is just the beginning. It is far more interesting to talk about our emerging growth and I hope to do so for many years to come.

Arthur S. Przybyl
President and Chief Executive Officer
Akorn, Inc.